EXHIBIT 99.1




                                  NEWS RELEASE

                    Investor Relations Contact: Susan Spratlen   (972) 444-9001

               Pioneer Announces Results for Debt Exchange Offers

Dallas, Texas, July 12, 2004 -- Pioneer Natural Resources Company ("Pioneer") (NYSE:PXD) today announced results for its previously announced offers to exchange (the "Exchange Offers") any or all of three series of its outstanding senior notes (the "Old Notes") for a like principal amount of Pioneer's new 5.875% Senior Notes due 2016 (the "New Notes") and cash. The Exchange Offers also included a solicitation of consents to proposed amendments to the supplemental indentures governing the 9-5/8% Senior Notes due April 1, 2010 and the 7.50% Senior Notes due 2012.

As of 12:00 midnight, New York City time, on Friday, July 9, 2004 (the "Expiration Date"), Pioneer had received tenders for the Old Notes in the following amounts, all of which will be accepted for exchange by Pioneer:

                                                                    Principal          Percentage of
                                                   Cusip             Amount             Outstanding
                  Series                           Number           Tendered          Principal Amount
                  ------                         -----------       ------------       ----------------

     8 1/4% Senior Notes due 2007                701018 AB 9       $117,925,000             78.6%
     9-5/8% Senior Notes due April 1, 2010       723787 AC 1       $275,125,000             81.1%
     7.50% Senior Notes due 2012                 723787 AD 9       $133,825,000             89.2%

As a result, Pioneer has received sufficient tenders of Old Notes to satisfy the conditions to each of the Exchange Offers and to execute the proposed amendments. Settlement for the exchange price will be on Thursday, July 15, 2004 (the "Settlement Date") for holders of Old Notes tendered before the Expiration Date. Pioneer will execute the proposed amendments prior to settlement.

The Bank of New York was the exchange agent for the Exchange Offers and will be the trustee under the New Notes. D.F. King & Co., Inc. was the information agent for the Exchange Offers. Deutsche Bank Securities Inc. was Pioneer's lead financial advisor for the Exchange Offers, and Citigroup Global Markets Inc. and Credit Suisse First Boston LLC were co-financial advisors.

Pioneer is a large independent oil and gas exploration and production company with operations in the United States, Argentina, Canada, Gabon, South Africa and Tunisia. Pioneer's headquarters are in Dallas, Texas. For more information, visit Pioneer's website at www.pioneernrc.com.

Except for historical information contained herein, the statements in this News Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, international operations and associated international political and economic instability, litigation, the costs and results of drilling and operations, Pioneer's ability to replace reserves, implement its business plans, or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, environmental and weather risks, acts of war or terrorism. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.



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